As filed with the Securities and Exchange Commission on April 2, 2024
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AVIDITY BIOSCIENCES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	10578 Science Center Drive, Suite 125 San Diego, California 92121 (858) 401-7900	46-1336960

(State or other jurisdiction of incorporation or organization)	(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(I.R.S. Employer Identification No.)

Sarah Boyce
President and Chief Executive Officer
Avidity Biosciences, Inc.
10578 Science Center Drive, Suite 125
San Diego, California 92121
(858) 401-7900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Matthew T. Bush Cheston J. Larson Latham & Watkins LLP 12670 High Bluff Drive San Diego, CA 92130 (858) 523-5400	John W. Wallen III, Ph.D., J.D. General Counsel Avidity Biosciences, Inc. 10578 Science Center Drive, Suite 125 San Diego, California 92121 (858) 401-7900
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

PROSPECTUS
24,255,624 Shares of Common Stock
This prospectus relates to the proposed resale or other disposition by the selling securityholders identified in this prospectus of up to (i) 15,224,773 shares of our common stock, par value $0.0001 per share, and (ii) up to 9,030,851 shares of common stock issuable upon the exercise of pre-funded warrants to acquire shares of common stock by the selling securityholders identified in this prospectus, including their transferees, pledgees, donees or successors. The securities being offered were issued and sold to accredited investors in a private placement, which closed on March 4, 2024. We are not selling any shares of common stock under this prospectus and will not receive any of the proceeds from the sale or other disposition of common stock by the selling securityholders. All expenses of registration incurred in connection with this offering are being borne by us. All selling and other expenses incurred by the selling securityholders will be borne by the selling securityholders.
The selling securityholders may, from time to time, sell, transfer, or otherwise dispose of any or all of their securities on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market, in one or more transactions other than on these exchanges or systems, such as privately negotiated transactions, or using a combination of these methods, and at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. See the disclosure under the heading “Plan of Distribution” elsewhere in this prospectus for more information about how the selling securityholders may sell or otherwise dispose of their securities hereunder. The selling securityholders may sell any, all or none of the securities offered by this prospectus and we do not know when or in what amount the selling securityholders may sell their securities hereunder following the effective date of the registration statement of which this prospectus forms a part.
INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 5 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN OTHER DOCUMENTS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.
Our common stock is listed on the Nasdaq Global Market under the symbol “RNA.” On April 1, 2024, the last reported sale price of our common stock on the Nasdaq Global Market was $26.40 per share.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is                  , 2024.

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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act, using a “shelf” registration process. By using a shelf registration statement, the selling securityholders may sell securities from time to time and in one or more offerings as described in this prospectus. We may authorize one or more prospectus supplements or free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any securities, you should carefully read both this prospectus and any applicable prospectus supplement or free writing prospectuses, together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”
Neither we nor the selling securityholders have authorized anyone to provide you with any information or to make any representations other than those contained or incorporated by reference in this prospectus or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We and the selling securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling securityholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.
When we refer to “Avidity,” “we,” “our,” “us” and the “Company” in this prospectus, we mean Avidity Biosciences, Inc., unless otherwise specified. When we refer to “you,” we mean the potential holders of the shares of common stock.
This prospectus also includes trademarks, tradenames and service marks that are the property of other organizations. Solely for convenience, trademarks and tradenames referred to in this prospectus appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or that the applicable owner will not assert its rights, to these trademarks and tradenames.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE
Available Information
We file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.
Our website address is www.aviditybiosciences.com. The information on, or accessible through, our website, however, is not, and should not be deemed to be, a part of this prospectus.
This prospectus is part of a registration statement that we filed with the SEC and does not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.
Incorporation by Reference
The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.
This prospectus incorporates by reference the documents set forth below that have previously been filed with the SEC:
•our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 28, 2024;
•the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2022 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 28, 2023;
•our Current Reports on Form 8-K filed with the SEC on January 5, 2024, February 29, 2024 and March 4, 2024 (excluding, as applicable, information in Items 7.01 and 9.01 furnished therein); and
•the description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on June 9, 2020, as updated by Exhibit 4.3 to our Annual Report on Form 10-K for the year ended December 31, 2020, and any amendment or report filed with the SEC for the purpose of updating the description.
All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, prior to the termination of this offering, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:
Avidity Biosciences, Inc.
Attention: Corporate Secretary
10578 Science Center Drive, Suite 125
San Diego, California 92121
(858) 401-7900
Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus.

THE COMPANY
We are a biopharmaceutical company committed to delivering a new class of RNA therapeutics called Antibody Oligonucleotide Conjugates, or AOCs. Our proprietary AOC platform is designed to combine the specificity of monoclonal antibodies, or mAbs, with the precision of RNA therapeutics to target the root cause of diseases previously untreatable with RNA therapeutics. Our advancing and expanding pipeline currently has three programs in clinical development. Delpacibart etedesiran, or del-desiran (formerly AOC 1001), is designed to treat people with myotonic dystrophy type 1, or DM1, and is currently in Phase 1/2 development with the ongoing MARINA open label extension study, or MARINA-OLE™. In the second quarter of 2024, we plan to initiate the global Phase 3 HARBORTM trial of del-desiran for adults living with DM1. AOC 1020 is designed to treat people living with facioscapulohumeral muscular dystrophy, or FSHD, and is currently in Phase 1/2 development with the FORTITUDE™ trial. AOC 1044 is designed for people with Duchenne muscular dystrophy and is currently in Phase 1/2 development with the EXPLORE44™ trial. AOC 1044 is specifically designed for people with mutations amenable to exon 44 skipping, or DMD44, and is the first of multiple AOCs we are developing for DMD. Del-desiran, AOC 1020 and AOC 1044 have all been granted Orphan Designation by the FDA and the European Medicines Agency, or EMA, and Fast Track Designation by the FDA. The FDA has also granted AOC 1044 Rare Pediatric Disease Designation. We continue to advance and expand our internal discovery pipeline with the addition of new research and development candidates to treat conditions in skeletal muscle and cardiology as we continue to deliver on the RNA revolution. In addition to our own internal research programs, we continue to explore the full potential of our AOC platform through collaborations and partnerships that we have initiated, including programs in cardiology, immunology, and other select indications outside of muscle.
We were originally founded as a Delaware limited liability company on November 13, 2012, under the name Avidity NanoMedicines LLC. On June 4, 2016, we changed our name to Avidity Biosciences LLC, and on April 1, 2019, we converted into a Delaware corporation under the name Avidity Biosciences, Inc. Our principal executive offices are located at 10578 Science Center Drive, Suite 125, San Diego, California 92121, and our telephone number is (858) 401-7900.

RISK FACTORS
Investment in any securities offered pursuant to this prospectus involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable free writing prospectus before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical facts contained in this prospectus and the documents incorporated by reference herein, including statements regarding our future results of operations and financial position, business strategies and plans, research and development plans, the timing and likelihood of resolution of the partial clinical hold related to del-desiran (formerly AOC 1001), the anticipated timing, costs, design and conduct of our ongoing and planned preclinical studies and clinical trials for our product candidates, the anticipated timing of release of data from our ongoing clinical trials, the timing and likelihood of regulatory filings and approvals for our product candidates, the timing and likelihood of success, plans and objectives of management for future operations and future results of anticipated product development efforts, and the anticipated impacts of any pandemics or epidemics, inflationary pressures, and the ongoing hostilities in Ukraine and the Middle East on our business, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. This prospectus and the documents incorporated by reference herein also contain estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. In addition, projections, assumptions and estimates of our future performance and the future performance of the markets in which we operate are necessarily subject to a high degree of uncertainty and risk.
In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this prospectus and the documents incorporated by reference herein are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of risks, uncertainties and assumptions, which we discuss in greater detail in the documents incorporated by reference herein, including under the heading “Risk Factors” and elsewhere in this prospectus. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained in this prospectus or the documents incorporated by reference herein, whether as a result of any new information, future events, changed circumstances or otherwise. For all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

USE OF PROCEEDS
We will not receive any of the proceeds from the sale of shares of our common stock in this offering or from the sale of the shares of common stock issuable upon the exercise of the pre-funded warrants.
The selling securityholders will pay any underwriting discounts and commissions and expenses incurred by the selling securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling securityholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, fees and expenses of our counsel and of our independent registered public accountants.

DESCRIPTION OF SECURITIES
General
The following description summarizes some of the terms of our common stock. Because it is only a summary, it does not contain all the information that may be important to you and is subject to and qualified in its entirety by reference to our amended and restated certificate of incorporation, and amended and restated bylaws, which are filed as exhibits to our most recent Annual Report on Form 10-K and are incorporated by reference herein. We encourage you to read our certificate of incorporation and our bylaws for additional information.
As of December 31, 2023, our authorized capital stock consists of 400,000,000 shares of common stock, par value $0.0001 per share, and 40,000,000 shares of preferred stock, par value $0.0001 per share.
Common Stock
Under the terms of our amended and restated certificate of incorporation, holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors, and do not have cumulative voting rights. Accordingly, the holders of a majority of the outstanding shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose, other than any directors that holders of any preferred stock we may issue may be entitled to elect. Subject to the supermajority votes for some matters, other matters shall be decided by the affirmative vote of our stockholders having a majority in voting power of the votes cast by the stockholders present or represented and voting on such matter. Our amended and restated certificate of incorporation and amended and restated bylaws also provide that our directors may be removed only for cause and only by the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock entitled to vote thereon. In addition, the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock entitled to vote thereon is required to amend or repeal, or to adopt any provision inconsistent with, several of the provisions of our amended and restated certificate of incorporation.
Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared by the board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, the holders of common stock will be entitled to share ratably in the assets legally available for distribution to stockholders after the payment of or provision for all of our debts and other liabilities, subject to the prior rights of any preferred stock then outstanding. Holders of common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking funds provisions applicable to the common stock. All outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent and registrar’s address is 150 Royall Street, Suite 101, Canton, Massachusetts 02021.
Preferred Stock
As of December 31, 2023, there were no outstanding shares of preferred stock. Under the terms of our amended and restated certificate of incorporation, our board of directors has the authority, without further action by our stockholders, to issue up to 40,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the dividend, voting and other rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. We have no current plans to issue any shares of preferred stock.
Prior to the issuance of shares of each series, the board of directors is required by the General Corporation Law of the State of Delaware, or the DGCL, and our amended and restated certificate of incorporation to adopt resolutions and file a certificate of designation with the Secretary of State of the State of Delaware. The certificate of designation fixes for each class or series the designations, powers, preferences, rights, qualifications, limitations and restrictions, including dividend rights, conversion rights, redemption privileges and liquidation preferences.
When we issue shares of preferred stock, the shares will be fully paid and nonassessable and will not have any preemptive or similar rights. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock.
Pre-Funded Warrants
On February 28, 2024, we entered into a securities purchase agreement with the selling securityholders named therein, pursuant to which we sold 15,224,773 shares of our common stock and pre-funded warrants to purchase an aggregate of 9,030,851 shares of our common stock.
The material terms and provisions of the pre-funded warrants are summarized below. This summary is subject to and qualified in its entirety by the form of pre-funded warrant, which was filed on February 29, 2024 with the SEC as Exhibit 4.1 to our Current Report on Form 8-K. See “Where You Can Find More Information; Incorporation by Reference”.
The pre-funded warrants have an exercise price of $0.001 per share of common stock, are immediately exercisable and will not expire. The exercise price and number of shares of common stock issuable upon exercise of the pre-funded warrants may be adjusted in certain circumstances, including in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting shares of common stock.
We issued the pre-funded warrants in certificated form. A holder of a pre-funded warrant certificate may exercise such warrant, in whole or in part, with the notice of exercise form attached to the pre-funded warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price for the number of pre-funded warrants being exercised.
Under the terms of the pre-funded warrants, we may not effect the exercise of any pre-funded warrant, and a holder will not be entitled to exercise any portion of any pre-funded warrant, which, upon giving effect to such exercise, would cause the holder (together with its affiliates) to beneficially own a number of shares of our common stock in excess of 4.99%, 9.99% or 19.99% (the percentage that was elected by each holder prior to the issuance of the pre-funded warrants) of the number of shares of our stock then outstanding after giving effect to such exercise, or the Pre-Funded Warrant Beneficial Ownership Limitation; provided, however, that upon notice to us, the holder may increase or decrease the Pre-Funded Warrant Beneficial Ownership Limitation to any other percentage not in excess of 19.99% and any increase in the Pre-Funded Warrant Beneficial Ownership Limitation will not be effective until 61 days after such notice is delivered by the holder to us.
The holders of the pre-funded warrants must pay the exercise price by wire transfer upon exercise of the pre-funded warrants. If at any time there is no effective registration statement registering, or the prospectus contained therein is not available for, the resale of the shares of common stock underlying the pre-funded warrants by the holder, then the pre-funded warrants may be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the holder of such pre-funded warrants shall be entitled to receive that number of shares determined according to the following formula:
X = Y [(A-B)/A]
where:
“X” equals the number of shares to be issued to the holder upon exercise of the pre-funded warrants, or the Warrant Shares;
“Y” equals the total number of Warrant Shares with respect to which the pre-funded warrants are then being exercised;
“A” equals the Closing Sale Price (as described in the pre-funded warrants) of the shares of our common stock (as reported by Bloomberg Financial Markets) as of the Trading Day (as described in the pre-funded warrants) on the date immediately preceding the date on which the holder exercises their pre-funded warrants; and
“B” equals the exercise price then in effect for the applicable Warrant Shares at the time of such exercise.
In the event of certain fundamental transactions (as described in the pre-funded warrants), a holder of pre-funded warrants will be entitled to receive, upon exercise of the pre-funded warrants, the kind and amount of securities, cash or other property that such holder would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction without regard to any limitations on exercise contained in the pre-funded warrants.
We do not intend to apply for listing of the pre-funded warrants on any securities exchange or other trading system.
Registration Rights
Private Placement Registration Rights
We have also agreed to file a registration statement with the SEC by no later than April 3, 2024 to register for resale under the Securities Act all of the shares of our common stock issued and shares of our common stock issuable upon exercise of the pre-funded warrants issued, pursuant to a securities purchase agreement dated February 28, 2024, and we have further agreed to use reasonable best efforts to cause such registration statement to be declared effective within the earlier of (i) 45 days (or 60 days if the SEC reviews the registration statement) of the initial filing of the registration statement of which this prospectus forms a part and (ii) the fifth business day after we are notified by the SEC that the registration statement will not be reviewed or will not be subject to further comments from the SEC. This registration statement on Form S-3 is being filed with the SEC in accordance with the aforementioned obligations.
Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws
Some provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions which provide for payment of a premium over the market price for our shares.
These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Undesignated Preferred Stock
The ability of our board of directors, without action by the stockholders, to issue up to 40,000,000 shares of undesignated preferred stock with voting or other rights or preferences as designated by our board of directors could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.
Stockholder Meetings
Our amended and restated bylaws provide that a special meeting of stockholders may be called only by our board of directors, chairperson of the board of directors, or chief executive officer or president (in the absence of a chief executive officer).
Requirements for Advance Notification of Stockholder Nominations and Proposals
Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.
No Stockholder Action by Written Consent
Our amended and restated certificate of incorporation and amended and restated bylaws do not allow for the right of stockholders to act by written consent without a meeting.
Staggered Board
Our board of directors is divided into three classes. The directors in each class will serve for a three-year term, with one class being elected each year by our stockholders. This system of electing directors may tend to discourage a third party from attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.
Removal of Directors
Our amended and restated certificate of incorporation provides that no member of our board of directors may be removed except for cause and, in addition to any other vote required by law, upon the approval of not less than two thirds of the total voting power of all of our outstanding voting stock then entitled to vote in the election of directors.
Stockholders Not Entitled to Cumulative Voting
Our amended and restated certificate of incorporation does not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of our common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose, other than any directors that holders of our preferred stock may be entitled to elect.
Delaware Anti-Takeover Statute
We are subject to Section 203 of the Delaware General Corporation Law, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors.

Choice of Forum
Our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative form, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty or other wrongdoing by any of our directors, officers, employees or agents to us or our stockholders, creditors or other constituents; (iii) any action asserting a claim against us arising pursuant to any provision of the General Corporation Law of the State of Delaware or our amended and restated certificate of incorporation or amended and restated bylaws; (iv) any action to interpret, apply, enforce or determine the validity of our certificate of incorporation or bylaws; or (v) any action asserting a claim governed by the internal affairs doctrine. The provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act. Furthermore, our amended and restated certificate of incorporation will also provide that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. In any case, stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. Our amended and restated certificate of incorporation also provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to this choice of forum provision.
Amendment of Charter Provisions
The amendment of any of the above provisions, except for the provision making it possible for our board of directors to issue preferred stock, would require approval by holders of at least two thirds of the total voting power of all of our outstanding voting stock.
The provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our board of directors and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

SELLING SECURITYHOLDERS
This prospectus covers the resale or other disposition from time to time by the selling securityholders identified in the table below of up to an aggregate of 24,255,624 shares of our common stock, which consists of (i) 15,224,773 shares of common stock and (ii) pre-funded warrants to purchase up to 9,030,851 shares of common stock issued and sold to the selling securityholders in a private placement transaction.
On February 28, 2024, we entered into a securities purchase agreement, or the Purchase Agreement, with the selling securityholders pursuant to which we sold in a private placement (i) 15,224,773 shares of common stock at a price of $16.50 per share of common stock and (ii) pre-funded warrants to purchase up to 9,030,851 shares of common stock, at a price of $16.499 per pre-funded warrant, for an aggregate price of approximately $400 million. The pre-funded warrants have an exercise price of $0.001 per share of common stock, are immediately exercisable and do not expire.
This prospectus covers the resale or other disposition by the selling securityholders or their pledgees, donees, transferees or other successors-in-interest of up to the total number of shares of common stock and common stock underlying the pre-funded warrants issued to the selling securityholders pursuant to the Purchase Agreement.
We are registering the above-referenced shares to permit the selling securityholders and their pledgees, donees, transferees or other successors-in-interest that receive their shares after the date of this prospectus to resell or otherwise dispose of the shares in the manner contemplated under “Plan of Distribution” herein.
The following table sets forth information concerning the shares of common stock that may be offered from time to time by each selling securityholder. The number of shares beneficially owned by each selling securityholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the selling securityholder has sole or shared voting power or investment power. Percentage ownership is based on 95,507,909 shares of our common stock outstanding as of March 15, 2024. In computing the number of shares beneficially owned by a selling securityholder and their percentage ownership, shares of common stock subject to options, warrants or other rights held by such selling securityholder that are currently exercisable or will become exercisable within 60 days of March 15, 2024 are considered outstanding (including as may be subject to the Pre-Funded Warrant Beneficial Ownership Limitation), although these shares are not considered outstanding for purposes of computing the percentage ownership of any other selling securityholder. For purposes of this table, we have assumed that the selling securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering (including all shares of common stock issuable upon exercise of the pre-funded warrants, irrespective of the Pre-Funded Warrant Beneficial Ownership Limitation). Each of the selling securityholders listed has sole voting and investment power with respect to the shares beneficially owned by the selling securityholder unless noted otherwise.
The information in the following table has been provided to us by or on behalf of the selling securityholders and the selling securityholders may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities. To the extent permitted by law, a prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each selling securityholder and the number of securities registered on its behalf. A selling securityholder may sell all, some or none of its securities in this offering. See the section titled “Plan of Distribution.”

Name of Selling Securityholder	Shares Beneficially Owned before this Offering	Maximum Number of Shares to be Sold Pursuant to this Prospectus	Shares Beneficially Owned after this Offering (1)
			Shares	Percentage
Entities affiliated with RTW Funds (2)	13,940,328	6,970,059	6,970,269	6.87%
Avoro Life Sciences Fund LLC (3)	8,885,792	6,060,792	2,825,000	2.87%
Entities advised or subadvised by T. Rowe Price Associates, Inc. (4)	9,230,916	2,727,273	6,503,643	6.81%
Fidelity Central Investment Portfolios LLC: Fidelity U.S. Equity Central Fund - Health Care Sub (5)	471,580	71,580	400,000	*
Variable Insurance Products Fund: VIP Stock Selector All Cap Portfolio Health Care Subportfolio (6)	107,652	17,652	90,000	*
Variable Insurance Products Fund IV: VIP Health Care Portfolio (7)	202,800	12,800	190,000	*
Fidelity Advisor Series VII: Fidelity Advisor Health Care Fund (8)	853,900	53,900	800,000	*
Fidelity Select Portfolios: Health Care Portfolio (9)	1,285,500	85,500	1,200,000	1.26%
Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund (10)	760,012	166,300	593,712	*
Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund (11)	3,059,001	628,400	2,430,601	2.54%
Fidelity Growth Company Commingled Pool (12)	4,242,652	826,181	3,416,471	3.58%
Fidelity Mt. Vernon Street Trust : Fidelity Growth Company K6 Fund (13)	1,060,076	193,700	866,376	*
Fidelity Select Portfolios: Pharmaceuticals Portfolio (14)	641,700	11,500	630,200	*
Fidelity Select Portfolios: Biotechnology Portfolio (15)	757,489	53,700	703,789	*
RA Capital Healthcare Fund, L.P. (16)	2,823,540	1,212,122	1,611,418	1.69%
Adage Capital Partners, LP (17)	2,069,867	1,212,122	857,745	*
Janus Henderson Biotech Innovation Master Fund Limited (18)	1,050,159	909,091	141,068	*
Casdin Partners Master Fund, L.P. (19)	2,084,841	909,091	1,175,750	1.23%
Entities affiliated with EcoR1 Capital LLC (20)	757,576	757,576	—	—%
Entities affiliated with Farallon Partners, L.L.C. (21)	606,061	606,061	—	—%
Boxer Capital, LLC (22)	1,727,388	606,061	1,121,327	1.17%
Entities Affiliated with Wellington Management Company LLP (23)	164,163	164,163	—	—%
__________________
*Less than 1%
(1)Assumes the selling securityholders sell all of their shares of our common stock (including all shares of common stock issuable upon exercise of the pre-funded warrants) offered pursuant to this prospectus, without giving effect to the Pre-Funded Warrant Beneficial Ownership Limitation.
(2)The shares reported under “Shares Beneficially Owned before this Offering” consists of 7,970,269 shares of our common stock and pre-funded warrants to purchase 5,970,059 shares of our common stock held in the aggregate by RTW Master Fund, Ltd. (RTW Master), RTW Innovation Master Fund, Ltd (RTW Innovation) and RTW Biotech Opportunities Operating Ltd (RTW Biotech and together with RTW Master and RTW Innovation, the RTW Funds). RTW Investments, LP (RTW), in its capacity as the investment manager of the RTW Funds, has the power to vote and the power to direct the disposition of the shares held by the RTW Funds. Accordingly, RTW may be deemed to be the beneficial owner of such securities. Roderick Wong, M.D., as the Managing Partner of RTW, has the power to direct the vote and disposition of the securities held by RTW. Dr. Wong disclaims beneficial ownership of the shares held by the RTW Funds, except to the extent of his pecuniary interest therein. The address and principal office of RTW Investments, LP is 40 10th Avenue, Floor 7, New York, NY 10014, and the address of Dr. Wong and each of the RTW Funds is c/o RTW Investments, LP, 40 10th Avenue, Floor 7, New York, NY 10014.
(3)The shares reported under “Shares Beneficially Owned before this Offering” consists of (i) 5,825,000 shares of our common stock and (ii) pre-funded warrants to purchase 3,060,792 shares of our common stock. Avoro Capital Advisors LLC (Avoro) is the investment advisor for Avoro Life Sciences Fund LLC. Behzad Aghazadeh serves as the portfolio manager and controlling person of Avoro and may be deemed to have investment discretion and voting power over the shares held by Avoro. Mr. Aghazadeh disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in such shares, if any. The address of Avoro Life Sciences Fund LLC is 110 Greene Street, Suite 800, New York, NY 10012.
(4)The shares reported under “Shares Beneficially Owned before this Offering” consists of (i) 3,086,340 shares of our common stock held by T. Rowe Price Health Sciences Fund, Inc.; (ii) 261,136 shares of our common stock held by TD Mutual Funds - TD Health Sciences Fund; (iii) 144,303 shares of our common stock held by T. Rowe Price Health Sciences Portfolio; (iv) 3,911,225 shares of our common stock held by T. Rowe Price New Horizons Fund, Inc.; (v) 151,279 shares of our common stock held by New York City Deferred Compensation Plan; (vi) 757,127 shares of our common stock held by T. Rowe Price New Horizons Trust; (vii) 30,430 shares of our common stock held by T. Rowe Price U.S. Equities Trust; (viii) 233 shares of our common stock held by T. Rowe Price Multi-Strategy Total Return Fund, Inc.; (ix) 771,767 shares of our common stock held by T. Rowe Price Integrated U.S. Small-Cap Growth Equity Fund; (x) 107,703 shares of our common stock held by Brighthouse Funds Trust II - T. Rowe Price Small Cap Growth Portfolio; (xi) 9,373 shares of our common stock held by KeyCorp 401(k) Savings Plan (collectively, T. Rowe Entities). T. Rowe Price Associates, Inc. (TRPA) serves as investment adviser or subadvisor, as applicable, with power to direct investments and/or sole power to vote the securities owned by the T. Rowe Entities. Therefore, TRPA may be deemed to be the beneficial owner of all of the shares held by the T. Rowe Entities but each disclaims beneficial ownership of such shares. TRPA is a wholly owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company. The address of each entity is 100 East Pratt Street, Baltimore, MD 21202.
(5)Fidelity Central Investment Portfolios LLC: Fidelity U.S. Equity Central Fund - Health Care Sub is managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. The address of these funds and accounts is 245 Summer Street, Boston, MA 02210.
(6)Variable Insurance Products Fund: VIP Stock Selector All Cap Portfolio Health Care Subportfolio is managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. The address of these funds and accounts is 245 Summer Street, Boston, MA 02210.
(7)Variable Insurance Products Fund IV: VIP Health Care Portfolio is managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. The address of these funds and accounts is 245 Summer Street, Boston, MA 02210.
(8)Fidelity Advisor Series VII: Fidelity Advisor Health Care Fund is managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. The address of these funds and accounts is 245 Summer Street, Boston, MA 02210.
(9)Fidelity Select Portfolios: Health Care Portfolio is managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. The address of these funds and accounts is 245 Summer Street, Boston, MA 02210.
(10)Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund is managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. The address of these funds and accounts is 245 Summer Street, Boston, MA 02210.
(11)Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund is managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. The address of these funds and accounts is 245 Summer Street, Boston, MA 02210.
(12)Fidelity Growth Company Commingled Pool is managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. The address of these funds and accounts is 245 Summer Street, Boston, MA 02210.
(13)Fidelity Mt. Vernon Street Trust : Fidelity Growth Company K6 Fund is managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. The address of these funds and accounts is 245 Summer Street, Boston, MA 02210.
(14)Fidelity Select Portfolios: Pharmaceuticals Portfolio is managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. The address of these funds and accounts is 245 Summer Street, Boston, MA 02210.
(15)Fidelity Select Portfolios: Biotechnology Portfolio is managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. The address of these funds and accounts is 245 Summer Street, Boston, MA 02210.
(16)RA Capital Management, L.P. is the investment manager for the RA Capital Healthcare Fund, L.P. (RACHF). The general partner of RA Capital Management, L.P. is RA Capital Management GP, LLC, of which Peter Kolchinsky and Rajeev Shah are the managing members. Each of RA Capital Management, L.P., RA Capital Management GP, LLC, Mr. Kolchinsky and Mr. Shah may be deemed to have voting and investment power over the securities held by RACHF. RA Capital Management, L.P., RA Capital Management GP, LLC, Mr. Kolchinsky and Mr. Shah disclaim beneficial ownership of such securities, except to the extent of any pecuniary interest therein. The address of the entities listed above is 200 Berkeley Street, 18th Floor, Boston, Massachusetts 02116.
(17)Bob Atchinson and Phillip Gross are the managing members of Adage Capital Advisors, L.L.C., which is the managing member of Adage Capital Partners GP, L.L.C., which is the general partner of Adage, and each such person or entity, as the case may be, has shared voting and/or investment power over the securities held by Adage Capital Partners, LP and may be deemed the beneficial owner of such shares, and each such person or entity, as the case may be, disclaims beneficial ownership of such securities except to the extent of their respective pecuniary interest therein. The address for each of the foregoing is 200 Clarendon Street, 52nd Floor, Boston, Massachusetts 02116.
(18)The shares reported under “Shares Beneficially Owned before this Offering” consists of (i) 909,091 shares of our common stock held by Janus Henderson Biotech Innovation Master Fund Limited (the Fund) and (ii) 141,068 shares of our common stock held by other funds affiliated with Janus Henderson Investors US LLC (Janus). Such shares may be deemed to be beneficially owned by Janus, an investment adviser registered under the Investment Advisers Act of 1940, who acts as investment adviser for the Fund and has the ability to make decisions with respect to the voting and deposition of the shares subject to the oversight of the board of directors of the Fund. Under the terms of its management contract with the Fund, Janus has overall responsibility for directing the investments of the Fund in accordance with the Fund’s investment objective, policies and limitations. The Fund has one or more portfolio managers appointed by and serving at the pleasure of Janus whom makes decision with respect to the disposition of the share of Common Stock offered hereby. The address for Janus is 151 Detroit Street, Denver, CO 80206. The portfolio managers for this Fund are: Andrew Acker, Daniel S. Lyons and Agustin Mohedas.

(19)The securities are owned directly by Casdin Partners Master Fund, L.P. (the Master Fund) and may be deemed to be indirectly beneficially owned by (i) Casdin Capital, LLC, the investment adviser to the Master Fund (Casdin), (ii) Casdin Partners GP, LLC, the general partner of the Master Fund (the GP), and (iii) Eli Casdin, the managing member of Casdin and the GP. The address of the Master Fund is c/o Walker Corporate Services, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands.
(20)The shares reported under “Shares Beneficially Owned before this Offering” consists of (i) 714,773 shares of our common stock held by EcoR1 Capital Fund Qualified, L.P. (Qualified Fund) and (ii) 42,803 shares of our common stock held by EcoR1 Capital Fund, L.P. (Capital Fund, and together with Qualified Fund, the EcoR1 Capital Funds). EcoR1 Capital, LLC (EcoR1) is the general partner of EcoR1 Capital Funds. Oleg Nodelman is the control person of EcoR1 and may be deemed to share dispositive voting power over the shares held by the EcoR1 Capital Funds. Mr. Nodelman and EcoR1 both disclaim beneficial ownership of all shares except to the extent of their pecuniary interest. The address for EcoR1 Capital LLC, the EcoR1 Capital Funds and Oleg Nodelman is 357 Tehama Street #3, San Francisco, CA.
(21)The shares that are the subject of this resale registration statement are held directly by the Farallon Funds (as defined below), as follows: (i) Farallon Capital Partners, L.P. (FCP) holds 121,455 shares of our common stock; (ii) Farallon Capital Institutional Partners, L.P. (FCIP) holds 103,576 shares of our common stock; (iii) Farallon Capital Institutional Partners II, L.P. (FCIP II) holds 19,758 shares of our common stock; (iv) Farallon Capital Institutional Partners III, L.P. (FCIP III) holds 4,061 shares of our common stock; (v) Four Crossings Institutional Partners V, L.P. (FCIP V) holds 15,758 shares of our common stock; (vi) Farallon Capital Offshore Investors II, L.P. (FCOI II) holds 258,544 shares of our common stock; (vii) Farallon Capital (AM) Investors, L.P. (FCAMI) holds 13,515 shares of our common stock; and (viii) Farallon Capital F5 Master I, L.P. (F5MI and, together with FCP, FCIP, FCIP II, FCIP III, FCIP V, FCOI II, and FCAMI, the Farallon Funds) holds 69,394 shares of our common stock. Farallon Partners, L.L.C., a Delaware limited liability company (the Farallon General Partner), as the general partner of each of FCP, FCIP, FCIP II, FCIP III, FCOI II and FCAMI, may be deemed a beneficial owner of the shares held by FCP, FCIP, FCIP II, FCIP III, FCOI II and FCAMI. Farallon Institutional (GP) V, L.L.C., a Delaware limited liability company (the FCIP V General Partner), as the general partner of FCIP V, may be deemed a beneficial owner of the shares held by FCIP V. Farallon F5 (GP), L.L.C. (the F5MI General Partner), a Delaware limited liability company, as the general partner of F5MI, may be deemed a beneficial owner of the shares held by F5MI. Each of Joshua J. Dapice, Philip D. Dreyfuss, Hannah E. Dunn, Richard B. Fried, Varun N. Gehani, Nicolas Giauque, David T. Kim, Michael G. Linn, Rajiv A. Patel, Thomas G. Roberts, Jr., Edric C. Saito, William Seybold, Daniel S. Short, Andrew J. M. Spokes, John R. Warren and Mark C. Wehrly (collectively, the Farallon Managing Members), as a senior managing member or managing member, as the case may be, of the Farallon General Partner, and a manager or senior manager, as the case may be, of the FCIP V General Partner and the F5MI General Partner, in each case with the power to exercise investment discretion, may be deemed a beneficial owner of all such shares held by the Farallon Funds. Each of the Farallon General Partner, the FCIP V General Partner, the F5MI General Partner, and the Farallon Managing Members hereby disclaims any beneficial ownership of such shares. The address of each of the entities and individuals referenced in this note is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 2100, San Francisco, CA 94111.
(22)The securities are held by Boxer Capital, LLC (Boxer Capital). Boxer Asset Management Inc. is the managing member of Boxer Capital. Joseph C. Lewis is the sole indirect owner of Boxer Asset Management Inc. Boxer Capital, Boxer Asset Management Inc. and Joseph C. Lewis have shared powers to vote (or direct the vote) and/or to dispose (or direct the disposition) of the common stock. Boxer Asset Management Inc. and Joseph C. Lewis disclaim beneficial ownership over the shares owned by Boxer Capital except to the extent of their pecuniary interest therein. The principal address for Boxer Capital is 12860 El Camino Real, Suite 300, San Diego, CA 92130. The principal address for both Boxer Asset Management Inc. and Joseph C. Lewis is Cay House, EP Taylor Drive N7776, Lyford Cay, New Providence, Bahamas.
(23)The shares reported under “Shares of Common Stock Beneficially Owned Prior to Offering” consist of (i) 6,738 shares of our common stock held by Fiducian Technology Fund (Fiducian), (ii) 52,101 shares of our common stock held by Salthill Investors (Bermuda) L.P. (Salthill Investors), (iii) 69,146 shares of our common stock held by Salthill Partners, L.P. (Salthill Partners) and (iv) 36,178 shares of our common stock held by Wellington Trust Company, National Association Multiple Collective Investment Funds Trust, Biotechnology Portfolio (Wellington Trust, and together with Fiducian, Salthill Investors, and Salthill Partners, the Wellington Selling Stockholders). Wellington Management Company LLP (WMC) has the power to dispose of the securities pursuant to WMC’s capacity as investment advisor on behalf of the Wellington Selling Stockholders. WMC is a subsidiary of Wellington Management Group LLP (WMG). WMG is a Massachusetts limited liability partnership, privately held by 204 partners (as of January 1, 2024). There are no external entities with any ownership interest in the firm. No single partner owns or has the right to vote more than 5% of WMC’s capital. Additional information about WMC is available in its Form ADV filed with the SEC. The address of the Wellington Selling Stockholders is 280 Congress Street, Boston, MA 02210.
Relationships with Selling Securityholders
Other than Roderick Wong, M.D., who was a member of our board of directors until his resignation effective August 25, 2021 and currently is the Managing Partner of RTW Investments, LP, none of the selling securityholders or any persons having control over such selling securityholders has held any position or office with us or our affiliates within the last three years or has had a material relationship with us or any of our predecessors or affiliates within the past three years, other than as a result of the ownership of our shares or other securities.

PLAN OF DISTRIBUTION
The selling securityholders and any of their pledgees, donees, transferees, assignees or other successors-in-interest may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions under this prospectus. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The selling securityholders may use one or more of the following methods when disposing of the shares or interests therein:
•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•through brokers, dealers or underwriters that may act solely as agents;
•purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•an exchange distribution in accordance with the rules of the applicable exchange;
•privately negotiated transactions;
•settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•distributions to the selling securityholders’ employees, partners, members or stockholders;
•through the writing or settlement of options or other hedging transactions entered into after the effective date of the registration statement of which this prospectus is a part, whether through an options exchange or otherwise;
•broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;
•in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;
•a combination of any such methods of disposition; and
•any other method permitted pursuant to applicable law.
The selling securityholders may also sell shares under Rule 144 or Rule 904 under the Securities Act, if available, or Section 4(a)(1) under the Securities Act, rather than under this prospectus.
In addition, a selling securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is our affiliate (or to the extent otherwise required by law), we may, at our option, file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.
Broker-dealers engaged by the selling securityholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling securityholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.

The selling securityholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under a supplement or amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus.
Upon being notified in writing by a selling securityholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus or a post-effective amendment, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling securityholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon being notified in writing by a selling securityholder that a donee or pledgee intends to sell more than 500 shares of common stock, we will file a supplement to this prospectus if then required in accordance with applicable securities law.
The selling securityholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
In connection with the sale of the shares of common stock or interests in shares of common stock, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling securityholders may also sell shares of common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The selling securityholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales (it being understood that the selling securityholders shall not be deemed to be underwriters solely as a result of their participation in this offering). In such event, any profits realized by such selling securityholders or compensation received by such broker-dealers or agents may be deemed to be underwriting commissions or discounts under the Securities Act. The maximum commission or discount to be received by any member of the Financial Industry Regulatory Authority, or FINRA, or independent broker-dealer will not be greater than 8% of the initial gross proceeds from the sale of any security being sold.
We have advised the selling securityholders that they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended, during such time as they may be engaged in a distribution of the shares. The foregoing may affect the marketability of the common stock.
To facilitate the offering of securities offered by the selling securityholders, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of our common stock. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more shares of common stock than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our common stock by bidding for or purchasing shares of common stock in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares of common stock sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.
The aggregate proceeds to the selling securityholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.
We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act or otherwise.
We have agreed with the selling securityholders to keep the registration statement of which this prospectus constitutes a part effective until the earliest of (a) such time as all of the shares and the Warrant Shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement and (b) such time as the shares and Warrant Shares become eligible for resale by non-affiliates without any volume limitations or other restrictions and without the current public information requirement pursuant to Rule 144(b)(1)(i) or any other rule of similar effect.

LEGAL MATTERS
The validity of the shares of common stock offered hereby will be passed upon for us by Latham & Watkins LLP, San Diego, California.
EXPERTS
The financial statements of Avidity Biosciences, Inc. (the Company) as of December 31, 2023 and 2022 and for each of the three years in the period ended December 31, 2023 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2023 incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated in reliance on the reports of BDO USA, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2023.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.     Other Expenses of Issuance and Distribution
The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

SEC registration fee	$85,762.02
Legal fees and expenses	50,000.00
Accounting fees and expenses	15,000.00
Miscellaneous	—
Total	$150,762.02
Item 15.     Indemnification of Directors and Officers
Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation provides that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.
Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Our amended and restated bylaws provide that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our amended and restated bylaws provide that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.
We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.
We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.
Any underwriting agreement or distribution agreement that we enter into with any underwriters or agents involved in the offering or sale of any securities registered hereby may require such underwriters or dealers to indemnify us, some or all of our directors and officers and our controlling persons, if any, for specified liabilities, which may include liabilities under the Securities Act of 1933, as amended.
Item 16.    Exhibits

Exhibit Number	Exhibit Description	Incorporated by Reference			Field Herewith
		Form	Date	Number
3.1	Amended and Restated Certificate of Incorporation	8-K	6/16/2020	3.1
3.2	Amended and Restated Bylaws	8-K	12/13/2023	3.1
4.1	Specimen stock certificate evidencing shares of common stock	S-1	5/22/2020	4.1
4.2	Form of Pre-Funded Warrant	8-K	2/29/2024	4.1
5.1	Opinion of Latham & Watkins LLP				X
10.1	Securities Purchase Agreement, dated February 28, 2024, by and among the Company and the purchasers named therein	8-K	2/29/2024	10.1
23.1	Consent of Independent Registered Public Accounting Firm				X
23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1)				X
24.1	Power of Attorney (included on signature page hereto)				X
107	Filing Fee Table				X

Item 17.     Undertakings
(a)The undersigned registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.
(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(5)That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(A)Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(B)Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(6)That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(j)The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act, or the Act, in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Act.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on April 2, 2024.

AVIDITY BIOSCIENCES, INC.
By:	/s/ Sarah Boyce
Sarah Boyce
President and Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Sarah Boyce and Michael F. MacLean, and each one of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to file and sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that each of said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney shall be governed by and construed with the laws of the State of Delaware and applicable federal securities laws.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Sarah Boyce	President, Chief Executive Officer and Director (Principal Executive Officer)	April 2, 2024
Sarah Boyce

/s/ Michael F. MacLean	Chief Financial and Chief Business Officer (Principal Financial and Accounting Officer)	April 2, 2024
Michael F. MacLean

/s/ Troy Wilson	Chair of the Board of Directors	April 2, 2024
Troy Wilson, Ph.D., J.D.

/s/ Arthur A. Levin	Director	April 2, 2024
Arthur A. Levin, Ph.D.

/s/ Carsten Boess	Director	April 2, 2024
Carsten Boess

/s/ Noreen Henig	Director	April 2, 2024
Noreen Henig, M.D.

/s/ Edward Kaye	Director	April 2, 2024
Edward Kaye, M.D.

/s/ Jean Kim	Director	April 2, 2024
Jean Kim

/s/ Tamar Thompson	Director	April 2, 2024
Tamar Thompson